Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:         Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports
Record Homes Delivered and Backlog

Columbus, Ohio (October 7, 2004) - M/I Homes, Inc. (NYSE:MHO) announced New Contracts, Homes Delivered and Backlog for the three and nine-month periods ended September 30, 2004.

Homes delivered in 2004’s third quarter increased 8% to 1,135 compared to 2003’s third quarter of 1,048. For the nine months ended September 30, 2004, homes delivered reached a record 3,103, up 10% from 2003’s 2,809.

The backlog of homes at September 30, 2004 was 2,966 units with a sales value of $866 million and average sales price of $292,000. Both the sales value and the average sales price are records for this period, with average sales price increasing 15% from last year’s $253,000. The backlog of homes at September 30, 2003 was 3,123 units with a sales value of $789 million. M/I Homes had 130 active subdivisions at September 30, 2004 compared to 140 at September 30, 2003.

New contracts for 2004’s third quarter were 971, a 14% decline from 2003’s record third quarter performance of 1,127. For the first nine months, 2004’s new contracts were 3,411, a 6% decrease from 2003. New Contracts in September increased 11% over 2003’s September, while new contracts in July and August were down 29% and 20%, respectively. For the quarter, traffic decreased by 22% and the cancellation rate was 21%.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to report strong third quarter deliveries and record sales value in backlog. As previously stated, for the third quarter of 2004, we were up against record-setting 2003 new contract comparables. In addition, we had fewer open subdivisions, with our Florida communities being lower by almost 20%. While conditions in the Midwest continue to be challenging, we are optimistic about our business - with September new contracts being stronger than the prior year.”

The Company expects to report third quarter financial results on October 27. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at www.mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through October 27, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Nine months ended
	September 30,			September 30,

			%			%
	2004	2003	Change	2004	2003	Change
Ohio &
Indiana	497	642	(23)	1,928	2,362	(18)

Florida	352	374	(6)	1,021	895	14

NC, VA
& MD	122	111	10	462	354	31

	971	1,127	(14)	3,411	3,611	(6)

HOMES DELIVERED
	Three months ended			Nine months ended
	September 30,			September 30,

			%			%
	2004	2003	Change	2004	2003	Change
Ohio &
Indiana	745	719	4	2,007	1,818	10

Florida	245	216	13	746	667	12

NC, VA
& MD	145	113	28	350	324	8

	1,135	1,048	8	3,103	2,809	10

BACKLOG
	September 30, 2004			September 30, 2003
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,559	$425	$272,000	2,067	$495	$240,000

Florida	1,053	$286	$272,000	769	$188	$245,000

NC, VA
& MD	354	$155	$438,000	287	$106	$370,000

	2,966	$866	$292,000	3,123	$789	$253,000